Exhibit 10.34

HERITAGE OAKS BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this                day of                    , 200   , by and between HERITAGE OAKS BANK, a state-chartered commercial bank located in Paso Robles, California (the “Company”), and KELLEY STOLZ (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.  The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                                 “Accrual Balance” means the amount accrued by the Company as a liability for benefits under this Agreement, as shown on Schedule A.

1.2                                 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3                                 “Beneficiary Designation Form” means the form established from time to time by the Company that the Executive completes, signs and returns to the Company to designate one or more Beneficiaries.

1.4                                 “Change of Control” means:

(a)                                  A change in the ownership of the capital stock of the Corporation, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Corporation which constitutes fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding capital stock then entitled to vote generally in the election of directors; or

(b)                                 The persons who were members of the Board of Directors of the Corporation immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c)                                  The adoption by the Board of Directors of the Corporation of a merger, consolidation or reorganization plan involving the Corporation in which the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation.  For purposes of this Agreement, a sale of all or substantially all of the assets of the Corporation shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Corporation that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Corporation immediately prior to such acquisition or acquisitions; or

(d)                                 A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Corporation’s outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Corporation’s then outstanding capital stock (other than an offer made by the Corporation), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

(e)                                  Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.4.

Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.4.

1.5                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.6                                 “Corporation” means Heritage Oaks Bancorp.

1.7                                 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to the Plan Administrator of the carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.8                                 “Discount Rate” means the rate used by the Company for determining the Accrual Balance under Generally Accepted Accounting Principles (“GAAP”).  The initial rate is 7.5%, however, it may be adjusted by the Company upon written guidance from the Company’s outside auditor that an adjustment in necessary to maintain the rate within reasonable standards according to GAAP.

1.9                                 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.10                           “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.11                           “Effective Date” means                                                    .

1.12                           “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.

1.13                           “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.14                           “Plan Administrator” means the plan administrator described in Article 8.

1.15                           “Plan Year” means each twelve-month period commencing on the Effective Date.

1.16                           “Schedule A” means the schedule, as it exists from time to time, attached to this Agreement and made a part hereof, that shows benefits that may be payable under this Agreement.

1.17                           “Termination for Cause” has that meaning set forth in Article 5.

1.18                           “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2

Benefits During Lifetime

2.1                                 Normal Retirement Benefit.  Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1                        Amount of Benefit.  The annual benefit under this Section 2.1 is EIGHTEEN THOUSAND DOLLARS ($18,000).

2.1.2                        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date.  The annual benefit shall be paid to the Executive for fifteen (15) years.

2.2                                 Early Termination Benefit.  Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1                        Amount of Benefit.  The benefit under this Section 2.2 is the Early Termination Lump Sum benefit set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date.  The Early Termination benefit is determined by vesting the Executive in ten percent (10%) of the Accrual Balance for the first Plan Year and an additional ten percent (10%) of said amount for each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Accrual Balance.

2.2.2                        Payment of Benefit.  The Company shall pay the benefit to the Executive in a lump sum within ninety (90) days following the Early Termination Date.

2.3                                 Disability Benefit.  If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1                        Amount of Benefit.  The benefit under this Section 2.3 is the Disability Installment benefit set forth on Schedule A for the Plan Year ending immediately prior to the Executive’s Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).  The Disability benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance, and continuing to apply the Discount Rate to the Accrual Balance for the duration of payments.

2.3.2                        Payment of Benefit.  The Company shall pay the benefit to the Executive in one hundred eighty (180) equal consecutive installments commencing with the first of the month following Normal Retirement Age.

2.4                                 Change of Control Benefit.  Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1                        Amount of Benefit.  The benefit under this Section 2.4 is the Change of Control Installment benefit set forth on Schedule A for the Plan Year ending immediately prior to the Executive’s Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).  The Change of Control benefit is determined by vesting the Executive in one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1.

2.4.2                        Payment of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing with the first of the  month following Normal

Retirement Age.  The annual benefit shall be paid to the Executive for a period of fifteen (15) years.

Article 3

Death Benefits

3.1                                 Death During Active Service.  If the Executive dies while in the active service of the Company, the Company shall pay to the Beneficiary the benefit described in this Section 3.1.  This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1                        Amount of Benefit.  The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2                        Payment of Benefit.  The Company shall pay the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing with the month following the Executive’s death.  The annual benefit shall be paid to the Beneficiary for a period of fifteen (15) years.

3.2                                 Death During Payment of a Benefit.  If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3                                 Death After Termination of Employment But Before Payment of a Benefit Commences.  If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1                                 Beneficiary Designation.  The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement to a Beneficiary upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Executive participates.

4.2                                 Beneficiary Designation: Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3                                 Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4                                 No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5                                 Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1                               Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company’s Board of Directors terminates the Executive’s employment for:

(a)                                  Gross negligence or gross neglect of duties to the Company;

(b)                                 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)                                  Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company.

5.2                                 Suicide or Misstatement.  The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the Effective Date.  In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company on the Executive’s life.

5.4                                 Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, to the extent any benefit would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall reduce the benefit paid under this Agreement to the extent it would not result in any such excise tax.

Article 6

Claims And Review Procedures

6.1                                 Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1                        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2                        Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3                        Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial;

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based;

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)                                 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2                                 Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1                        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2                        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3                        Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4                        Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5                        Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial;

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based;

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.  Provided, however, if the Company’s Board of Directors determines that the Executive is no longer a member of a select group of management or highly compensated employees for reasons other than death, Disability or retirement, the Company may amend or terminate this Agreement.  Upon such amendment or termination the Company shall pay benefits to the Executive as if Early Termination occurred on the date of such amendment or termination, regardless of whether Early Termination actually occurs.

Article 8

Administration of Agreement

8.1                                 Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Executive may be a member of the Plan Administrator.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2                                 Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3                                 Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4                                 Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5                                 Company Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Participants, the date and circumstances of the retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

Article 9

Miscellaneous

9.1                                 Binding Effect.  This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2                                 No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3                                 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4                                 Tax Withholding.  The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.5                                 Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6                                 Unfunded Arrangement.  The Executive and Beneficiary are general unsecured creditors of the

Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7                                 Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8                                 Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9                                 Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10                           Alternative Action.  In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11                           Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12                           Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13                        Notice.  Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

HERITAGE OAKS BANK

By
Kelley Stolz